Exhibit 99.1
For Release February 17, 2011
1:00pm Pacific
Clearwire Reports Record Fourth Quarter and Full Year 2010 Growth
•	4G Network Now Reaches 119 Million People, Up 250% From Beginning of 2010

•	Total Ending Subscribers of 4.4 Million, Up 540% From 688,000 Year Over Year

•	Full Year Revenue $557 Million, 4Q Revenue $181 Million, Up 126% Year Over Year

•	Consolidated 4Q Churn 2.1%, Improved From 3.6% Year Over Year

•	2011 Outlook to Double Subscriber Base

•	Company Reiterates Support for Retail Distribution Model
KIRKLAND, Wash., — February 17, 2011 — Clearwire (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for the fourth quarter and full year 2010.
“In 2010, we achieved our aggressive network expansion goals, grew our subscriber base at an incredible rate and solidified our position as a leader in the 4G industry in both network reach and customer growth,” said Bill Morrow, Clearwire’s CEO. “The Clearwire 4G mobile broadband network now reaches 119 million people in the U.S. and covers 71 of the top U.S. markets. Our network expansion represents one of the fastest in history, and unlike some wireless operators, our 4G network is highly scalable and backed by a wealth of spectrum. With recent projections estimating global mobile data traffic will nearly double annually through 2015, we believe more than ever that a deep spectrum position will be a requirement for long-term success in the high tonnage, video-enabled 4G world.”
“Clearwire is also one of the fastest growing companies in the wireless industry. With fourth quarter subscriber additions in excess of 1.5 million, we now serve over 4.4 million customers and expect continued strong subscriber growth to more than double our total subscriber base in 2011. Despite this strong growth, our current plans and funding dictate that we remain prudent with our spending. This year, we plan to focus on improving the operating performance of our business by aggressively growing our wholesale business and reducing expenses. We remain very committed to our retail distribution model as well, and plan to prudently pace our retail growth in an effort to maximize our financial resources. We currently believe that the actions we are taking will allow our existing business to achieve positive EBITDA during 2012 and potentially become cash flow positive thereafter without the need for additional funding. Significant network expansion in the near term, however, remains contingent upon additional funding.”
Clearwire ended the fourth quarter 2010 with approximately 4.4 million total subscribers, consisting of 1.1 million retail subscribers and 3.3 million wholesale subscribers. During the fourth quarter 2010, Clearwire added 1.5 million total net new subscribers, including 126,000 retail additions and 1.42 million wholesale additions. Approximately 27% of our wholesale subscribers are users of multi-mode 3G/4G devices residing in areas where the Company has not yet launched 4G service, but from whom it currently expects to receive nominal revenue.

Revenue for the fourth quarter was $180.7 million, a 126% increase over fourth quarter 2009 revenue of $79.9 million. Consolidated average revenue per user (ARPU) was $16.07, composed of a record retail ARPU of $45.10 and wholesale ARPU of $3.52 in the fourth quarter. Reported wholesale ARPU was determined based only on the $26.2 million of wholesale revenue the Company recognized in the fourth quarter due to the Company’s previously disclosed pricing disputes with Sprint. Over the past few weeks, Clearwire and Sprint have held a number of productive discussions about the outstanding wholesale pricing issues. While nothing has yet been finalized, the Company believes that an agreement with Sprint resolving those issues is imminent. Under the proposed terms, the Company expects to receive substantial additional wholesale revenue.
Consolidated cost per gross subscriber addition (CPGA) was $60 in the fourth quarter, comprised of $422 CPGA from the retail business and no CPGA in the wholesale business. Consolidated monthly subscriber churn was 2.1% in the fourth quarter, consisting of 3.8% in the retail business and 1.4% in the wholesale business.
The fourth quarter 2010 net loss attributable to Clearwire was ($128.0) million, or ($0.53) per basic share. The fourth quarter 2010 adjusted earnings before interest, taxes, depreciation and amortization and non-cash expenses related to operating leases and stock-based compensation expense (adjusted EBITDA) loss was ($497.4) million. The fourth quarter 2009 net loss attributable to Clearwire was ($98.7) million, or ($0.55) per basic share. The fourth quarter 2009 adjusted EBITDA loss was ($295.7) million. The full year 2010 net loss attributable to Clearwire was ($487.4) million, or ($2.19) per basic share.
At the end of 2010, Clearwire operated networks covering areas where approximately 117 million people reside globally, including approximately 112 million people in 4G markets in the U.S. We ended 2010 with nearly 14,500 4G cell sites on air utilizing in excess of 50,000 10 MHz carriers. As of mid-February 2011, Clearwire’s 4G networks in the U.S. reached 119 million people.
Clearwire continues to seek additional funding to continue its network development by looking at a number of funding and other strategic alternatives, including potential strategic transactions, additional debt or equity financings and/or asset sales. In the second half of 2010, Clearwire initiated a process to seek bids for the potential sale of certain excess spectrum. During the process, the Company received offers to purchase varying amounts of spectrum from multiple parties, some of whom also expressed interest in exploring other strategic transactions with the Company. Currently, Clearwire is evaluating the offers received for its spectrum and is holding discussions with the interested parties. As a result, Clearwire has not yet made a determination as to whether to proceed with any sale and the Company now expects to delay a conclusion until second quarter 2011.
2011 Outlook
Clearwire expects to end 2011 with more than 8.8 million subscribers, with most of those subscribers coming from its wholesale business. Consolidated CPGA is estimated to fall to below $50 in 2011. The Company also expects to receive significantly higher wholesale ARPU in 2011. Without additional funding, the Company currently expects to cover approximately 130 million people with its 4G networks by the end of 2011, with new coverage focused primarily on rural areas where a build-out is required to protect its spectrum. Capital expenditures in 2011 are estimated to be less than $400 million.
Under its current plans, the Company now expects to reach positive EBITDA during 2012. However, this is based on a number of assumptions, including final resolution of the wholesale pricing disputes with Sprint and achieving the expected expense reductions.

Results of Operations
Cost of goods and services and network costs for the fourth quarter 2010 increased 63% to $275.6 million compared to $169.5 million for the fourth quarter 2009, primarily due to an increase in tower lease and backhaul expenses resulting from the launches of new 4G markets. During the three months ended December 31, 2010, the Company incurred approximately $55.2 million of expense related to excess and obsolete CPE, and write-offs of network base station equipment.
Selling, General and Administrative (SG&A) expense for the fourth quarter 2010 increased 19% to $233.2 million compared to $196.3 million for the fourth quarter 2009. The increase is primarily due to higher sales and marketing and customer care expenses in support of the launch of new markets, as well as additional resources, headcount and shared services that Clearwire utilized as it launched its 4G markets during the fourth quarter of 2010.
Loss from abandonment and impairment of network and other assets for the fourth quarter consists of approximately $168.8 million in write-offs related to abandonment of projects that no longer fit within management’s strategic network plans. The abandoned projects were originally undertaken in connection with our network build-out that were not incorporated into our networks at launch and no longer fit within our future build plans.
Deceleration of network build activities led to a decrease in Capital Expenditures (CapEx) to $590 million in the fourth quarter 2010 from CapEx of $763 million for the third quarter 2010. CapEx was $2.7 billion for 2010. Cash utilization was approximately $2.1 billion for 2010 including net proceeds from financing activities of approximately $1.7 billion, primarily generated from the proceeds from the Senior Secured Notes, the Second-Priority Secured Notes and the Exchangeable Notes offerings completed in December 2010, as well as the Rights Offering completed in June 2010, and the final closing of the 2009 equity financing in the first quarter of 2010. The Company ended the fourth quarter 2010 with cash and investments of approximately $1.8 billion invested primarily in U.S. Treasury securities.

Clearwire Corporation
Summary of Financial Data
(In thousands)
(Unaudited)

	Three months ended
	December 31,				September 30,		June 30,
	2010		2009		2010		2010
REVENUES	$180,669		$79,915		$146,964		$122,521
OPERATING EXPENSES:

Cost of goods and services and network costs (exclusive of items shown separately below)	275,636		169,524		225,339		273,129
Selling, general and administrative expense	233,174		196,308		244,070		216,121
Depreciation and amortization	177,880		60,513		124,348		85,128
Spectrum lease expense	72,389		66,224		72,761		68,152
Loss from abandonment and impairment of network and other assets	168,808		5,010		20,173		760

Total operating expenses	927,887		497,579		686,691		643,290

OPERATING LOSS	(747,218)		(417,664)		(539,727)		(520,769)

LESS NON CASH ITEMS
Non Cash Expenses	71,946		61,408		84,716		72,396
Depreciation and amortization	177,880		60,513		124,348		85,128

Total non cash	249,826		121,921		209,064		157,524

ADJUSTED EBITDA	(497,392)		(295,743)		(330,663)		(363,245)
Adjusted EBITDA Margin	-275%		-370%		-225%		-296%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Net Subscriber Additions	1,542	k	122	k	1,227	k	722	k
Wholesale	1,417	k	35	k	1,077	k	595	k
Retail	126	k	87	k	150	k	127	k
Total Subscribers	4,384	k	688	k	2,842	k	1,692	k
Wholesale(1)	3,246	k	46	k	1,829	k	752	k
Retail(2)	1,138	k	642	k	1,013	k	940	k
Consolidated ARPU	$16.07		$39.52		$21.19		$32.06
Wholesale	$3.52		N/A		$4.46		$4.87
Retail	$45.10		$39.86		$42.74		$41.58
Consolidated Churn	2.1%		3.6%		2.3%		3.2%
Wholesale	1.4%		N/A		1.3%		3.0%
Retail	3.8%		3.6%		3.5%		3.2%
Consolidated CPGA	$60		$499		$92		$112
Wholesale	—		—		—		—
Retail	$422		$624		$505		$442
Capital Expenditures	$590	MM	$767	MM	$763	MM	$622	MM
Covered POPS	117.1	MM	44.7	MM	70.5	MM	62.2	MM
Cash, Cash Equivalents and Investments	$1,751	MM	$3,892	MM	$1,394	MM	$2,272	MM

(1)	Includes non-launched markets.

(2)	During the year, the retail subscriber base was reduced by 67k to adjust for subscribers who have cancelled service but have not yet returned equipment and for aged involuntary deactivations, and 12k to remove subscribers who reside in Ireland, which was sold in July 2010.
Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the Company’s fourth quarter and full year 2010 financial results at 4:30 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the Company’s Investor Relations website located at: http://investors.clearwire.com.
Interested parties can access the conference call by dialing 877.392.9886, or outside the United States at 707.287.9329, at least five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on February 17 until approximately 11:59 p.m. Eastern Time on March 3 by dialing 800.642.1687, or outside the United States by dialing 706.645.9291. The conference ID for the replay is 40334835.
About Clearwire
Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where approximately 119 million people live. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable.

Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at www.clearwire.com.
Clearwire, CLEAR, and the CLEAR logo are trademarks or registered trademarks of Clearwire Communications LLC in the United States and/or other countries. All other company or product names are trademarks of their respective owners.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	If our business fails to perform as we expect, we may require substantial additional capital, which may not be available on acceptable terms or at all.

•	Our current plans, and our expectations about becoming EBITDA and cash flow positive, are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and implement various cost savings initiatives.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•	There are unresolved issues with Sprint relating to the application of existing wholesale pricing provisions under our commercial agreements. If we are unable to reach a resolution on these issues, or we end up receiving amounts that are less than expected, it could require us to revise our current business plans and projections and could also adversely affect our results of operations and financial condition.

•	We have deployed a wireless broadband network based on mobile WiMAX technology, and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully transition from the current technology to the new technology without disruptions to customer service.

•	We may experience difficulties in maintaining and upgrading our networks, which could adversely affect customer satisfaction, increase subscriber churn and costs incurred, and decrease our revenues.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.

For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010 and our Quarterly Report on Form 10-Q filed on November 4, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,233,562	$1,698,017
Short-term investments	502,316	2,106,661
Restricted cash	1,050	1,166
Accounts receivable, net of allowance of $4,313 and $1,956	26,187	6,253
Notes receivable	4,899	5,402
Inventory, net	17,432	12,624
Prepaids and other assets	80,155	46,466

Total current assets	1,865,601	3,876,589
Property, plant and equipment, net	4,464,534	2,596,520
Restricted cash	30,524	5,620
Long-term investments	15,251	87,687
Spectrum licenses, net	4,417,492	4,495,134
Other intangible assets, net	62,908	91,713
Investments in affiliates	14,263	10,647
Other assets	169,913	103,943

Total assets	$11,040,486	$11,267,853

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$455,890	$496,233
Other current liabilities	230,963	47,194

Total current liabilities	686,853	543,427
Long-term debt, net	4,017,019	2,714,731
Deferred tax liabilities, net	5,564	6,353
Other long-term liabilities	461,052	230,974

Total liabilities	5,170,488	3,495,485
Commitments and contingencies

Equity:
Clearwire Corporation stockholders’ equity:

Class A common stock, par value $0.0001, 1,500,000 shares authorized; 243,544 and 196,767 shares issued and outstanding, respectively	24	20

Class B common stock, par value $0.0001, 1,000,000 shares authorized; 743,481 and 734,239 shares issued and outstanding, respectively	74	73
Additional paid-in capital	2,221,110	2,000,061
Accumulated other comprehensive income	2,495	3,745
Accumulated deficit	(900,493)	(413,056)

Total Clearwire Corporation stockholders’ equity	1,323,210	1,590,843
Non-controlling interests	4,546,788	6,181,525

Total equity	5,869,998	7,772,368

Total liabilities and equity	$11,040,486	$11,267,853

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2010	2009
Revenues	$180,669	$79,915
Operating expenses:

Cost of goods and services and network costs (exclusive of items shown separately below)	275,636	169,524
Selling, general and administrative expense	233,174	196,308
Depreciation and amortization	177,880	60,513
Spectrum lease expense	72,389	66,224
Loss from abandonment and impairment of network and other assets	168,808	5,010

Total operating expenses	927,887	497,579

Operating loss	(747,218)	(417,664)

Other income (expense):
Interest income	880	1,399
Interest expense	(67,999)	(13,233)
Gain (loss) on derivative instruments	63,218	(2,138)
Other income (expense), net	(1,691)	8,585

Total other income (expense), net	(5,592)	(5,387)

Loss before income taxes	(752,810)	(423,051)
Income tax benefit (provision)	864	(870)

Net loss	(751,946)	(423,921)
Less: non-controlling interests in net loss of consolidated subsidiaries	623,937	325,195

Net loss attributable to Clearwire Corporation	$(128,009)	$(98,726)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.53)	$(0.55)

Diluted	$(0.81)	$(0.55)

Weighted average Class A Common Shares outstanding:
Basic	243,544	196,332

Diluted	1,011,395	808,789

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended
	December 31,
	2010	2009
Revenues	$556,826	$274,458
Operating expenses:

Cost of goods and services and network costs (exclusive of items shown separately below)	927,455	428,348
Selling, general and administrative expense	907,793	553,915
Depreciation and amortization	466,112	208,263
Spectrum lease expense	279,993	259,359
Loss from abandonment and impairment of network and other assets	190,352	7,916

Total operating expenses	2,771,705	1,457,801

Operating loss	(2,214,879)	(1,183,343)
Other income (expense):
Interest income	4,965	9,691
Interest expense	(152,868)	(69,468)
Gain (loss) on derivative instruments	63,255	(6,976)
Other income (expense), net	(3,723)	(3,038)

Total other income (expense), net	(88,371)	(69,791)

Loss before income taxes	(2,303,250)	(1,253,134)
Income tax benefit (provision)	156	(712)

Net loss	(2,303,094)	(1,253,846)
Less: non-controlling interests in net loss of consolidated subsidiaries	1,815,657	928,264

Net loss attributable to Clearwire Corporation	$(487,437)	$(325,582)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(2.19)	$(1.72)

Diluted	$(2.46)	$(1.74)

Weighted average Class A Common Shares outstanding:
Basic	222,527	194,696

Diluted	970,765	741,071

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(2,303,094)	$(1,253,846)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(1,192)	712
Losses from equity investees, net	1,971	1,202
Non-cash gain on derivative instruments	(63,255)	(6,939)
Other-than-temporary impairment loss on investments	—	10,015
Accretion of discount on debt	6,113	66,375
Depreciation and amortization	466,112	208,263
Amortization of spectrum leases	57,433	57,898
Non-cash rent expense	200,901	108,953
Share-based compensation	47,535	27,512
Loss on property, plant and equipment	349,512	60,874
Gain on extinguishment of debt	—	(8,252)
Changes in assets and liabilities:
Inventory	(4,808)	(9,450)
Accounts receivable	(20,104)	(2,381)
Prepaids and other assets	(74,600)	(64,930)
Prepaid spectrum licenses	(3,294)	(23,861)
Accounts payable and other liabilities	172,057	355,371

Net cash used in operating activities	(1,168,713)	(472,484)
Cash flows from investing activities:
Capital expenditures	(2,656,503)	(1,450,238)
Payments for spectrum licenses and other intangible assets	(15,428)	(46,816)
Purchases of available-for-sale investments	(2,098,705)	(3,571,154)
Disposition of available-for-sale investments	3,776,805	3,280,455
Other investing	(19,387)	4,754

Net cash used in investing activities	(1,013,218)	(1,782,999)
Cash flows from financing activities:
Principal payments on long-term debt	(876)	(1,171,775)
Proceeds from issuance of long-term debt	1,413,319	2,467,830
Debt financing fees	(53,285)	(44,217)
Equity investment by strategic investors	54,828	1,481,813
Proceeds from issuance of common stock	304,015	12,196

Net cash provided by financing activities	1,718,001	2,745,847
Effect of foreign currency exchange rates on cash and cash equivalents	(525)	1,510

Net decrease in cash and cash equivalents	(464,455)	491,874
Cash and cash equivalents:
Beginning of period	1,698,017	1,206,143

End of period	$1,233,562	$1,698,017

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest paid	$336,314	$119,277
Swap interest paid, net	$—	$13,915
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$120,025	$89,792
Fixed asset purchases financed by long-term debt	$133,288	$—
Non-cash financing activities:
Vendor financing obligations	$(60,251)	$—
Capital lease obligations	$(73,037)	$—

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The Company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	December 31,		September 30,	June 30,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Operating Loss	$(747,218)	$(417,664)	$(539,727)	$(520,769)

Non-Cash Expenses
Spectrum Lease Expense	32,156	27,780	24,300	19,204
Tower & Building Rents	32,625	30,323	50,640	42,298
Stock Compensation	7,165	3,305	9,776	10,894

Non-Cash Items Expense	71,946	61,408	84,716	72,396

Depreciation and amortization	177,880	60,513	124,348	85,128

ADJUSTED EBITDA	$(497,392)	$(295,743)	$(330,663)	$(363,245)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. The Company provides Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, and share-based compensation. Because Adjusted EBITDA facilitates internal comparisons of the Company’s historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring the Company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the Company’s financial performance over time and to compare the Company’s financial performance with that of other companies in the industry.

(2) ARPU is revenue comprised of total revenue, less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, and shipping revenue; divided by the average number of subscribers in the period divided by the number of months in the period. Wholesale ARPU is wholesale revenue divided by the average number of wholesale subscribers in the period divided by the number of months in the period. Retail ARPU is retail revenue less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, and shipping revenue; divided by the average number of retail subscribers in the period divided by the number of months in the period.

	Three months ended
	December 31,		September 30,	June 30,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Consolidated ARPU
Total Revenue	$180,669	$79,915	$146,964	$122,521
Acquired Companies & Other Revenue	(9,015)	(7,160)	(7,421)	(8,358)

Consolidated ARPU Revenue	171,654	72,755	139,543	114,163

Wholesale ARPU Revenue	26,223	2,190	16,525	4,496
Retail ARPU Revenue	145,431	70,565	123,018	109,667

Consolidated ARPU Revenue	171,654	72,755	139,543	114,163

Average Customers	3,560	614	2,195	1,187
Months in Period	3	3	3	3
Consolidated ARPU	$16.07	$39.52	$21.19	$32.06

	Three months ended
	December 31,		September 30,	June 30,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Wholesale ARPU Revenue	26,223	N/A	16,525	4,496

Average Wholesale Customers	2,485	N/A	1,236	308
Months in Period	3	N/A	3	3
Wholesale ARPU	$3.52	N/A	$4.46	$4.87

	Three months ended
	December 31,		September 30,	June 30,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Retail ARPU Revenue	145,431	70,565	123,018	109,667

Average Retail Customers	1,075	590	959	879
Months in Period	3	3	3	3
Retail ARPU	$45.10	$39.86	$42.74	$41.58

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in the business, including changes in the Company’s service offerings and fees, affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare the Company’s customer revenue to that of other wireless communications providers. The Company believes investors use ARPU primarily as a tool to track changes in the Company’s average revenue per customer and to compare Clearwire’s per customer service revenues to those of other wireless communications providers.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the Company’s gross customer additions and therefore not included in the churn calculation. Wholesale churn is calculated as the number of wholesale subscribers that terminate service in a given month divided by the average number of wholesale subscribers in that month using the actual number of wholesale subscribers. Retail churn is calculated as the number of retail subscribers that terminate service in a given month divided by the average number of retail subscribers in that month using the actual number of retail subscribers. Management uses churn to measure retention of the Company’s subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The Company believes investors use churn primarily as a tool to track changes in the Company’s customer retention. Other companies may calculate this measure differently.
(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross customer additions in the period. Retail CPGA is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Three months ended
	December 31,		September 30,	June 30,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Consolidated CPGA
Selling, General and Administrative	$233,174	$196,308	$244,070	$216,121
G&A and Other	(127,788)	(102,716)	(117,782)	(122,284)

Total Selling Expense	105,386	93,592	126,288	93,837

Total Gross Adds	1,771	187	1,375	835
Total Consolidated CPGA	$60	$499	$92	$112

	Three months ended
	December 31,		September 30,	June 30,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Retail CPGA
Selling, General and Administrative	$233,174	$196,308	$244,070	$216,121
G&A and Other	(127,788)	(102,716)	(117,782)	(122,284)

Total Selling Expense	105,386	93,592	126,288	93,837

Total Retail Gross Adds	250	150	250	212
Total Retail CPGA	$422	$624	$505	$442

Management uses CPGA to measure the efficiency of the Company’s customer acquisition efforts, to track changes in Clearwire’s average cost of acquiring new subscribers over time, and to help evaluate how changes in the Company’s sales and distribution strategies affect the cost-efficiency of the Company’s customer acquisition efforts. Clearwire believes investors use CPGA primarily as a tool to track changes in the Company’s average cost of acquiring new subscribers.
Clearwire Contacts
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com